Exhibit 10.2

CONFIDENTIAL SETTLEMENT AGREEMENT AND MUTUAL RELEASE

I.                                         Parties

The Parties to this Settlement Agreement and Mutual Release (“Agreement”) are:

A.                                   Atlantic Richfield Company (“AR”), a corporation incorporated in Delaware and having its principal place of business in Illinois, and

B.                                     NorthWestern Corporation (“NOR”), a corporation incorporated in Delaware and having its principal place of business in South Dakota.

C.                                     Clark Fork and Blackfoot, LLC (the “LLC”), a Delaware limited liability company having its principal place of business in Montana.

II.                                     Effective Date

This Agreement is effective on September 10, 2003.

III.                                 Recitals

WHEREAS, NOR, or its wholly owned subsidiary, the LLC, has owned and operated since February 15, 2002, a Federal Energy Regulatory Commission (“FERC”) licensed hydroelectric dam at the confluence of the Clark Fork River and Blackfoot River at Milltown, Montana, known both as the Milltown Dam and the Milltown Project.

WHEREAS, in the period after the construction of the Milltown Dam, which occurred between 1906 and 1908, several million cubic yards of sediments from upstream sources, including without limitation mining and milling operations, settled in the Milltown Reservoir, located behind the Milltown Dam.

WHEREAS, AR has been identified as a potentially responsible party (“PRP”) by the United States Environmental Protection Agency (“EPA”) and the State of Montana Department of Environmental Quality (“DEQ”) for the alleged release of wastes containing hazardous substances from upstream mining and mineral processing operations near Butte and Anaconda, Montana, which are alleged to have contaminated on a continuing basis, the Clark Fork River and the Milltown Reservoir and associated alluvial groundwater with hazardous substances including arsenic, cadmium, copper, lead and zinc.

WHEREAS, AR has denied it is liable for such alleged releases.

WHEREAS, the Milltown Reservoir and the Clark Fork River upstream of the Milltown Reservoir were listed as a National Priorities List Site (the “Milltown Site”) by publication in the Federal Register on September 8, 1983, at 48 Fed. Reg. 40658.  The Milltown Reservoir Sediments Operable Unit and the Water Supply Operable Unit are separate, operable units of the Milltown Site.

WHEREAS, since 1983, AR, at the direction of the EPA and DEQ, has extensively studied the sediments, groundwater and surface water at and in the vicinity of the Milltown Reservoir as part of a remedial investigation and feasibility study that was issued in final form in November, 2002.  EPA issued the Proposed Plan for remediation of the Milltown Reservoir Sediments Operable Unit on April 14, 2003, and the proposed remedy requires, in part, removal of approximately 2.6 million cubic yards of sediments from the Milltown Reservoir, removal of the spillway and radial gate section of the Milltown Dam, and subsequent periodic monitoring and review of remedy effectiveness.  It is expected that EPA will issue a Record of Decision for the Milltown Site during the first half of 2004.

WHEREAS, in the course of a repair project during 1988 and 1989 carried out in compliance with the FERC Milltown Project license, Montana Power Company removed contaminated sediments from the Milltown Reservoir and placed those sediments in the Upland Disposal Area constructed by the Montana Power Company for that purpose.

WHEREAS, AR and EPA have alleged that as a result of those activities, NOR is a PRP with respect to the Milltown Site.

WHEREAS, AR has also alleged that NOR is liable as an owner and operator of the Milltown Project and that, in particular, NOR’s periodic drawdowns of the Milltown Reservoir to perform maintenance activities resulted in the exacerbation of the Reservoir’s contamination and the release of hazardous substances downstream of the Milltown Dam. NOR denies all such allegations and asserts that it has performed all dam maintenance activities in accordance with its FERC license and that section 118(G) of the Superfund Amendments and Reauthorization Act provides it with an exemption from CERCLA liability for releases related to the ownership and operation of the Milltown Project, including liability based on such maintenance activities, and that a similar provision of CECRA provides an exemption from liability for such releases under that statute.

WHEREAS, both AR and NOR have asserted that the other Party is a party liable for the costs of remediating the Milltown Site and for any other costs or damages resulting from the presence of mine wastes in the Clark Fork River or Milltown Reservoir and each has denied such liability.

WHEREAS, on April 12, 2002, FERC extended the term of NOR’s license through December 31, 2007 (FERC Docket No. P-2543-053), and NOR intends to continue operating the Milltown Project pursuant to the terms and conditions of the existing license unless and until cessation is required by the Milltown Site RD/RA and NOR surrenders that license.  On January 27, 2003, NOR requested that FERC extend the termination date of its license from December 31, 2007, to December 31, 2008.  This application is currently pending (FERC Docket No. P-2543-059).

WHEREAS, AR and NOR believe that both EPA, in administering the CERCLA remediation process, and FERC, in considering the fate of the Milltown Project through the licensing process, should adopt a coordinated approach in implementing the proposed partial removal of sediments from the Milltown Reservoir, removal of the Milltown Dam spillway and radial gate, reclamation of the reservoir lands and river channel areas, decommissioning of the Milltown Project, and surrender of NOR’s license for the Milltown Project.

WHEREAS, at the time this Agreement is signed, AR and NOR are negotiating the Milltown Consent Decree with the United States, the State and The Confederated Salish and Kootenai Tribes of the Flathead Nation (“Tribes”) to resolve issues related to AR’s and NOR’s alleged liability for the Milltown Site, including claims for damages against NOR asserted by the State and the Tribe, and to provide for coordination of implementation of the ROD at such Site with FERC’s regulation of the Milltown Project and the State’s implementation of its Draft Conceptual Plan for Restoration of the Clark Fork River and Blackfoot River Near Milltown Dam (“Conceptual Restoration Plan”).

WHEREAS, AR and NOR wish to enter into this Agreement in order to resolve their disagreements, including any claims for contribution, satisfy, in full, NOR’s contribution to Milltown Site past and future RD/RA costs, and establish norms for cooperation between themselves and with other parties regarding the future of the Milltown Project, insurance coverage for Milltown Site RD/RA and other related matters.

IV.                                Definitions

A.                                   “AIG” means American International Group, Inc., American International Specialty Lines Insurance Co. (“AISLIC”), and any parent companies, subsidiaries, affiliates, predecessors, successors, transferees, or assigns of American International Group, Inc.

B.                                     “Agreement” means this Confidential Settlement Agreement and Mutual Release and all appendices attached hereto.

C.                                     “AR” means the Atlantic Richfield Company and any affiliates, parent companies, predecessors, successors, transferees, assigns or shareholders of Atlantic Richfield Company.

D.                                    “CECRA” means the Montana Comprehensive Environmental Cleanup and Responsibility Act, as amended, MCA §§ 75-10-701 et seq.

E.                                      “CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. §§ 9601-9675.

F.                                      “Clean-Up” shall have the same meaning as “Clean-Up” is defined by the Milltown Policy, attached hereto as Attachment B to this Agreement.

G.                                     “Conceptual Restoration Plan” means the Conceptual Restoration Plan for Restoration of the Clark Fork River and Blackfoot River Near Milltown Dam transmitted to NOR by the State of Montana on February 28, 2003.

H.                                    “Day” means a calendar day unless expressly stated to be a working day.  In computing any period of time under this Agreement, where the last day would fall on a Saturday, Sunday, or State or Federal holiday, the period shall run until the close of business of the next working day.

I.                                         “DEQ” means the Montana Department of Environmental Quality and any predecessor or successor departments or agencies of the State of Montana.

J.                                        “Downstream Response Costs” means costs associated with any action related to environmental contamination or alleged environmental contamination of the Clark Fork River, or other associated areas, located downstream of the Milltown Site, including but not limited to, cleanup and other costs of response, actual or punitive civil damages or criminal penalties, and costs related to any other form of relief awarded by any competent authority with jurisdiction over the Parties and such matters, including injunctive relief.

K.                                    “Envirocon” means Envirocon, Inc., and any predecessors, successors, transferees, or assigns.

L.                                      “EPA” means the United States Environmental Protection Agency and any successor departments or agencies of the United States.

M.                                 “FERC” means the Federal Energy Regulatory Commission and any predecessor or successor commissions, agencies or departments of the United States.

N.                                    “Milltown Additional Response Costs” means costs associated with the Milltown Site RD/RA pursuant to any “round-robin” cost sharing provisions of the Milltown CD or costs not within the coverage of any cost cap insurance policy purchased by AR for the Milltown Site.  “Milltown Additional Response Costs” does not include, among other things, costs incurred as a result of any violation by NOR of any terms, conditions or requirements contained in the Milltown CD, nor does the term include any costs for which there is not coverage under the residual liability provisions of an insurance-based settlement where coverage for such liability is not available and the lack of availability is due primarily to NOR’s conduct.

O.                                    “Milltown CD Effective Date” means 60 days from the date that the District Court for the District of Montana enters the Milltown Consent Decree, unless an appeal of the entry and judgment is filed during the 60-day period; if an appeal is taken, the “Milltown CD Effective Date” means the date on which the District Court’s judgment is affirmed, with no right of further appeal.

P.                                      “Milltown Consent Decree” and “Milltown CD” means a consent decree concerning the Milltown Site RD/RA and related issues, including claims against NOR for natural resource damages (“NRD”), entered in the matter of the United States v. Atlantic Richfield Co., Civil Action No. CV-89-039-BU-SEH (D. Mont.), among the United States, the State, the Tribes, AR, and NOR.

Q.                                    “Milltown Future Response Costs” means all costs, other than Milltown Project Costs, paid or incurred by AR, NOR, EPA and DEQ on or after August 1, 2002, related to Milltown Site response actions prior to issuance of the Milltown ROD, all response costs incurred at or in connection with the Milltown Site by EPA and DEQ before the Milltown CD Effective Date but paid after such Effective Date, and all costs incurred in the performance of Milltown Site RD/RA, including wetland mitigation required by the Milltown ROD.

R.                                     “Milltown Site” means the Water Supply Operable Unit and the Milltown Reservoir Sediments Operable Unit of the Milltown Reservoir/Clark Fork River National Priorities List Site, and any other geographic area where Milltown Site RD/RA is required.

S.                                      “Milltown Past Response Costs” means all costs incurred by AR, NOR, EPA and DEQ before August 1, 2002, to conduct response actions at the Milltown Site.

T.                                     “Milltown Policy” means the insurance policy issued by AIG related to the Milltown Site, attached hereto as Attachment B to this Agreement.

U.                                    “Milltown Project” and “Project” means the hydroelectric generating dam and associated facilities and appurtenant real and personal property licensed by FERC under license No. 2543 located at the confluence of the Clark Fork River and the Blackfoot River near Milltown, Montana.

V.                                     “Milltown Project Costs” means all costs, including any costs of financial assurance, associated with any activity required by federal, state or local law relating to administration, operation and maintenance of the Milltown Project, and appurtenant real and personal property presently owned and operated by NOR, except activities listed on Attachment A hereto.

W.                                “Milltown Record of Decision” and “Milltown ROD” means the record of decision to be issued by EPA, in which the final remedial action for the Milltown Site will be set forth, and all attachments, explanations of significant differences, and amendments thereto.

X.                                    “Milltown Site RD/RA” means the remedial design and remedial action required by the Milltown ROD and implementing documents and any government mandated revision of the Milltown ROD.

Y.                                     “NOR” means NorthWestern Corporation, Clark Fork and Blackfoot, LLC, and any affiliates, parent companies, predecessors, successors, transferees, assigns or shareholders of Northwestern Corporation.

Z.                                     “Party” means either AR or NOR.  “Parties” means AR and NOR.

AA.                         “Remedial Plan” shall have the same meaning as “Remedial Plan” as defined by the Milltown Policy, attached hereto as Attachment C to this Agreement.

BB.                             “State” means the State of Montana, including all of its departments, agencies and instrumentalities.

CC.                             “Tribes” means The Confederated Salish and Kootenai Tribes of the      Flathead Nation.

DD.                           “Upland Disposal Area” and “UDA” means that disposal facility, located approximately one-half mile upstream from the Milltown Dam, which was constructed by Montana Power Company and contains excavated sediments and debris from the Milltown Reservoir.

V.                                    Circumstances in Which Agreement is Void or Voidable

A.                                   If either Party to this Agreement after good faith negotiation does not sign the Milltown CD, or any signatory to the Milltown CD exercises, pursuant to the CD’s terms, a right to void that CD, this Agreement will be voidable by either AR or NOR.

VI.                                Commitments by AR and NOR

A.                                   NOR’s Contribution to Milltown Response Costs

1.                                       Subject to the terms, conditions and reservations set forth in this Agreement, NOR agrees to pay at least $7.5 million, but no more than $10 million to AR as its contribution for Milltown Past Response Costs and Milltown Future Response Costs, the amount paid to ARCO above $7.5 million to be the residual of the $2.5 million remaining after NOR’s payments to resolve its obligations to the State and Tribe in this matter, including the integration of the remedy selected by EPA for the Site and the implementation of the Conceptual Restoration Plan whether imposed in connection with that ROD or through the FERC decommissioning process.  Beginning January 15, 2004, NOR shall pay $500,000 to an escrow account, and shall make additional deposits of $500,000 the 12th business day of each month thereafter until the entire sum due has been paid.  The parties acknowledge that such payment is intended to be NOR’s total contribution to the estimated, as yet unknown, actual costs of remedial design and remedial action for the Milltown Site, including but not limited to removal of the spillway and radial gate section of Milltown Dam and wetland mitigation required by the Milltown ROD.

2.                                       In the event this Agreement is voided by either Party,  payments made by NOR to the escrow account with accrued interest less any reasonable administrative costs incurred for management of the escrow account shall be returned by the escrow agent to NOR by wire transfer not later than thirty (30) days following receipt of a notice of voiding of this Agreement.

3.                                       The entire balance of the escrow account shall be paid to AR within ten (10) working days following the Milltown CD Effective Date.  In the event the Milltown CD Effective Date occurs prior to the escrow’s receipt of the entire payment due under Paragraph VI.A.1 above, the unpaid balance shall be accelerated and paid to the escrow such that the unpaid balance is received by AR within ten (10) working days following the Milltown CD Effective Date and the amount received in escrow shall be released to AR.  In the event such accelerated payment is not timely made to the escrow by NOR as provided by this Paragraph VI.A.3 or NOR defaults and fails to make any payment required by this Paragraph VI.A, the balance of the remainder due to AR shall accrue interest at a rate equal to 5 percentage points above the prime rate in effect on the Milltown CD Effective Date or the default date, said interest to be compounded monthly until the entire sum due under Paragraph VI.A.1 is paid by NOR.

B.                                     Payment of Milltown Past Response Costs, Milltown Future Response Costs, Milltown Additional Response Costs and UDA Costs

1.                                       AR agrees to pay all Milltown Future Response Costs, Milltown and UDA Past Response Costs, and Milltown Additional Response Costs, if any, required by the Milltown CD.

C.                                     Payment of Project Costs

1.                                       NOR agrees to pay all Milltown Project Costs.  AR and NOR agree jointly to make all reasonable good faith efforts to convince the United States to include a provision in the Milltown CD providing that any Milltown Project Costs incurred by NOR after December 31, 2010, shall be reimbursed from the Hazardous Substances Superfund without recourse for recovery of such costs from AR.

2.                                       NOR acknowledges that Project Costs that it will pay pursuant to this Agreement are reasonable and necessary costs to be incurred by it in resolution of its alleged liability as a PRP with respect to the Milltown Site and as an owner and operator of the Milltown Project.

D.                                    Cooperation

1.                                       AR and NOR agree to cooperate in preparation of a draft Milltown CD for submittal to the United States.  The AR/NOR draft Milltown CD will include provisions intended to create strong incentives for completion of spillway and radial gate removal as part of the Milltown Site RD/RA before the filing deadline for submittal of an application to re-license the Milltown Project under the current FERC-approved schedule.  As of the date of this Agreement, the current FERC-approved schedule requires an application for relicensing to be filed on January 1, 2011.

2.                                       NOR agrees to use commercially reasonable efforts to cooperate with AR and Envirocon on Milltown Site RD/RA, including, without limitation:

a.                                       by providing access to the Milltown Project and appurtenant real and personal property owned or controlled by NOR to AR, AIG, Envirocon and its subcontractors, the United States and the State and placing use restrictions on said property, as required by the Milltown CD and the Milltown ROD;

b.                                      by facilitating Milltown RD/RA through alteration, suspension or termination of Milltown Project operations as required by the Record of Decision, the Statement of Work for Milltown Site RD/RA, the Biological Assessment or other requirements of EPA, and as approved or required by  FERC ;

c.                                       by granting to AR and its designees access across the easement granted in favor of The Montana Power Company (Book 131 of Deeds at Page 625, Missoula County), for the purpose of removing soil and rock as necessary for Milltown Site RD/RA from the easement property and adjacent lands.  NOR waives any claim to compensation for its grant of access across said easement and the removal of borrow materials therefrom.  In the event NOR holds a fee simple interest in lands from which borrow materials are required for Milltown RD/RA, NOR shall be entitled to compensation at the prevailing market rate for borrow materials from said lands, and

d.                                      by participating in community relations activities as required by the Milltown CD and the Milltown ROD and implementing documents.

3.                                       NOR agrees to use commercially reasonable efforts to name AR as an additional insured under its catastrophic release policy issued by AIG.  In the event removal of the Milltown Dam does not occur before the expiration of the term of the current insurance policy providing such coverage, and NOR is required pursuant to the Milltown CD to renew the policy or provide similar coverage from a different insurer, NOR will use commercially reasonable efforts to name AR as an additional insured party for such insurance.

4.                                       Given the likelihood that the radial gate and spillway of the Milltown Dam will be removed pursuant to the Milltown Site RD/RA, AR agrees to cooperate with and support NOR in NOR’s efforts to obtain FERC approval to delay capital improvements and dam upgrades for the Milltown Project, for so long as the United States and the State support a dam removal remedy.

5.                                       AR agrees that all costs for the Milltown Site Policy, including increased costs of the Remedial Plan covered under Endorsement No. 3, are to be borne by AR and that it shall direct AIG to name NOR as an additional Insured under its Milltown Site Policy issued by AIG.

6.                                       AR and NOR agree to cooperate by participating in the initiation and/or defense of, or participation in any appropriate administrative or judicial proceedings in which they are named as plaintiffs, defendants, third parties or otherwise are necessary parties regarding the subject matter of this Agreement.  AR and NOR each will bear its own costs of participating in such proceedings.

E.                                      Releases and Reservations of Rights

1.                                       AR releases all of its claims against NOR, including claims for contribution, for all costs, loss or damages whatsoever, including Milltown Past Response Costs, Milltown Future Response Costs, Milltown Additional Response Costs, and Milltown Project Costs, relating to the Milltown Site RD/RA and the Milltown Site and past and future Upland Disposal Area Costs, but not including Downstream Response Costs; provided, however, that if NOR breaches any material term of this Agreement (including, specifically, Sections VI A and VI C hereof), such release shall be null and void.

2.                                       AR reserves, and this Agreement is without prejudice to, the right to institute proceedings against NOR for Downstream Response Costs and any other costs, loss or damages relating to areas downstream or downgradient from the boundary of the Milltown Site as that term is defined in the Milltown CD.

3.                                       NOR releases all claims against AR, including claims for contribution, for all costs, loss or damages whatsoever, including Milltown Past Response Costs, past and future Upland Disposal Area Costs, Milltown Future Response Costs, Milltown Additional Response Costs, and Milltown Project Costs, relating to the Milltown Site RD/RA and the Milltown Site, but not including Downstream Response Costs; provided, however, that if AR breaches any material term of this Agreement, such release shall be null and void.

4.                                       NOR reserves and this Agreement is without prejudice to, the right to institute proceedings against AR for Downstream Response Costs and any other costs, loss or damages relating to areas downstream or downgradient from the boundary of the Milltown Site as that term is defined in the Milltown CD.

F.                                      Effect of Bankruptcy of AR or NOR

NOR and AR acknowledge that they have each exercised reasonable business judgment in entering into this Agreement.  They further agree that should either of them file a petition for bankruptcy under Title 11 of the U.S. Code, each will use best efforts to assume or have assumed the terms of this Agreement in its entirety pursuant to 11 U.S.C. § 365.

G.                                     Dispute Resolution

1.                                       AR and NOR agree that if any disputes arise between them concerning matters covered by this Agreement, then those disputes shall:

a.                                       First, be subject to informal dispute resolution between the Parties’ designated project managers for a period of 7 days from the date on which one Party notifies the other Party in writing of the dispute;

b.                                      Second, be subject to informal dispute resolution between the Parties’ designated senior managers for a period of 7 days following the expiration of the period set forth in paragraph G(1)(a) above;

c.                                       Third, be subject to mediation by a mediator acceptable to AR and NOR during the course of a 30-day dispute resolution period immediately following the period of dispute resolution set forth in paragraph G(1)(b) above.  AR and NOR shall share equally the costs of mediation.

2.                                       The Parties may by mutual written agreement extend any of the periods of dispute resolution provided for in paragraph G(1).  If a dispute concerning a matter covered by this Agreement is not resolved through such mechanisms, then either Party may file an action seeking adjudication of such matter consistent with the terms of this Agreement in a court located in the State of Montana having jurisdiction of the Parties and such matters.

H.                                    Confidentiality

1.                                       The Parties agree to hold in confidence, and not to disclose this Agreement to third parties.  The Agreement may only be disclosed by a party with the prior written consent of the other party, which consent shall not be unreasonably withheld; provided however, nothing herein precludes either party from disclosure of this Agreement to the extent such disclosure is compelled by applicable laws, rules or regulation of any federal or state agency or agencies.

VII.                            Notices and Submissions

Whenever under the terms of this Agreement, written notice is required to be given, or a document is required to be sent, by one Party to another Party, it shall be directed to the individual at the addresses specified below, unless those individuals or their successors give notice of a change to the other Party in writing.  All notices and submissions shall be considered effective upon receipt.  Written notice specified in this Section VII shall constitute complete satisfaction of any written notice requirements of this Agreement.

As to AR:	Stephen A. Elbert
President
GEM
801 Warrenville Road
Mail Code 80
Lisle, IL 60532

Robin J. Bullock
Portfolio Manager, OBC
Atlantic Richfield Company
317 Anaconda Rd.
Butte, MT 59701
Tel: 406-782-9964 x414
Fax: 406-782-9980

David L. Bell
Senior Legal Counsel
Atlantic Richfield Company
4101 Winfield Road
Mail Code 4 West
Warrenville, IL 60555
Tel: 630-434-6164
Fax: 630-821-3406

As to NOR:	Michael J. Hanson
President and CEO
125 S. Dakota Avenue
Sioux Falls, SD 57104-6403
Tel: 605-978-2903
Fax: 605-978-2963

Lee Graves
Principal Attorney
619 W. Water Street, Suite 3C
Peoria, IL 60602
Tel: 309-673-8422
Fax: 309-673-8432

VIII.                        Miscellaneous

A.                                   AR and NOR each acknowledge that they have read and understand this Agreement and that they have been represented in the negotiation of this Agreement by counsel of their own choosing.

B.                                     This Agreement represents and expresses the entire agreement of the Parties and may be modified only by written instrument signed on behalf of the Parties.  No promises or inducements have been offered or made except as set forth in this Agreement.

C.                                     No waiver by either Party of any of the provisions of this Agreement constitute a continuing waiver or prevent such Party from enforcing all provisions of this Agreement.

D.                                    If any part, term or provision of this Agreement, other than a provision upon which this Agreement is expressly made contingent or voidable, is held by a court to be illegal or unenforceable, the validity of the remaining provisions of this Agreement shall not be affected and the rights and obligations of the Parties shall be construed as if this Agreement did not contain the part, term or provision held to be invalid.  If any provision on which this Agreement is made contingent, void or voidable is held to be illegal or unenforceable, then this entire Agreement shall be voidable at the election of either Party.

E.                                      This Agreement shall be governed by the laws of Montana.

F.                                      This Agreement may be simultaneously executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.  A fax copy shall be accepted by each party as binding the other to all rights and obligations arising under this Agreement.

G.                                     The execution, delivery and performance of this Agreement by NOR and AR has been duly authorized by all necessary corporate action, and by their signature below constitutes a legal, valid and binding obligation of NOR and AR, enforceable in accordance with its terms.

For: Atlantic Richfield Company

September , 2003	By:
Joan L. Wales
Executive Vice President and Chief
Operating Officer

For: NorthWestern Corporation

September , 2003	By:
Michael J. Hanson
Chief Operating Officer

For: Clark Fork and Blackfoot, L.L.C.

September , 2003	By:
Michael J. Young
Assistant Secretary

Attachment A

Work Activities Which are Not Milltown Project Costs

Design and Removal of Milltown Dam Spillway and Radial Gate as required by the USEPA Remedial Plan including:

•                  Engineering design.

•                  All activities, studies, and designs associated with dam removal as required by the USEPA Remedial Plan.

•                  Conversion of powerhouse inlets to low-level outlets.

•                  Over excavation of radial gate, and installation of diversion culverts, as necessary.

•                  Trash Boom Removal.

•                  Installation and removal of cofferdams upstream of the spillway and radial gate.

•                  Removal and onsite disposal of panel gate spillway, spillway bridge, radial gate and radial gate bay.

•                  Spillway removal to existing downstream channel grade, including channel excavation and/or backfilling where necessary.

•                  Powerhouse, Powerhouse Forebay and Right abutment embankment stabilization.

•                  Closure of powerhouse inlets.

•                  Providing site security and restricting public access on the Milltown Site RD/RA work areas located within the NOR property during all aspects of dam removal activities.  NOR will continue to maintain its standard maintenance and security measures throughout its property.  Coordination will be undertaken to ensure management of site security where those requirements overlap.

Mitigation of rivers and associated property resulting from removal of Milltown Dam Spillway and Radial Gate as required by the Remedial Plan including:

•                  Engineering Design.

•                  All required activities, studies and designs related to mitigation resulting from dam removal, as required by the USEPA Remedial Plan, excluding FERC PME requirements.

•                  CFR and BFR channel excavation and routing.

•                  Grade control and drop structure construction.

•                  Design, installation and removal of sheetpile and turbidity curtains around Area 1.

•                  Floodplain backfill haul and placement/contouring.

•                  Streambank construction/stabilization/armoring in areas affected by excavation and other remedial activities.

•                  Clark Fork and Blackfoot River Floodplain Re-vegetation, including wetland mitigation, within the Milltown Site RD/RA work areas.